                                                                    EXHIBIT 13.1



                                      NEWS
                                    RELEASE

                                             FIRST QUARTER REPORT
                                                      1999

TO THE SHAREHOLDERS:

Thomaston Mills' sales for the first fiscal quarter ended October 3, 1998 were $61.0 million, down 16.7% from the same quarter the year before. The Company had a net after tax loss for the quarter of $3,992,000 or $.61 per share. The largest sales decreases occurred in the Consumer Products area and Industrial area.

The Company is in a turnaround mode, and many changes are being made to make the Company stronger. The Griffin, Georgia yarn plant is being shut down as of November 16, 1998, and the equipment and building will be sold. It was determined that the Company's yarn requirements could be made in one plant instead of two. This will naturally improve capacity utilization at the Thomaston Division.

The Company is also being reorganized to better serve our customers. The new organization is along product and customer lines with Sales, Manufacturing, Product Development and Quality Control reporting to a division president. H. Stewart Davis is the new President of the Consumer Products Division, and George H. Hightower, Jr. is the new President of the Apparel Fabrics Division. Barry Hancock was elected to the position of Vice President - Greige Apparel Manufacturing.

The Company continues to operate in a difficult environment, but management is committed to making the necessary changes to make the Company successful.

Sincerely,

/s/ Neil H. Hightower

Neil H. Hightower
President and CEO

October 27, 1998

                             THOMASTON MILLS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands except Per Share Data)
                                  (Unaudited)


                                                         FOURTEEN WEEKS     Thirteen Weeks
                                                             ENDED              Ended
                                                           OCTOBER 3,        September 27,
                                                              1998               1997
------------------------------------------------------------------------------------------
Net Sales                                                  $   60,988           $   73,212
Cost of Sales                                                  60,621               71,305
------------------------------------------------------------------------------------------
                                                                  367                1,907
Selling, general and administrative expenses                    5,365                5,154
Other income (expense)-net                                        144                  103
------------------------------------------------------------------------------------------
                                                               (4,854)              (3,144)
Interest expense                                                1,585                1,327
------------------------------------------------------------------------------------------
Income (loss) before income taxes                              (6,439)              (4,471)
Provision for income taxes (benefit)                           (2,447)              (1,699)
------------------------------------------------------------------------------------------
Net income (loss)                                          $   (3,992)          $   (2,772)
==========================================================================================

Average Number of Shares                                    6,540,046            6,539,996
  Basic and diluted earnings (loss) per share              $  (0.6100)          $  (0.4200)
  Dividends paid per share                                 $   0.0375           $   0.0750
------------------------------------------------------------------------------------------



                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                              OCTOBER 3,     SEPTEMBER 27,
                                                                 1998            1997
==========================================================================================
ASSETS
Current Assets
  Cash and cash equivalents                                $      532           $      696
  Accounts receivable                                          40,412               51,422
    Less allowance for uncollectible accounts                    (871)                (500)
  Inventories                                                  53,034               51,710
  Other current assets                                         12,918                7,225
------------------------------------------------------------------------------------------
                Total Current Assets                          106,025              110,553

Property, Plant and Equipment                                 252,011              251,041
  Less allowance for depreciation                            (172,240)            (162,354)
Other assets                                                    4,680                2,303
------------------------------------------------------------------------------------------
                                                           $  190,476           $  201,543
==========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                         $   15,312           $   18,385
  Accrued liabilities                                           7,765                9,635
  Current portion of capital lease obligations                    372                  387
  Current portion of long-term debt                             1,667                2,648
------------------------------------------------------------------------------------------
                Total Current Liabilities                      25,116               31,055

Obligations under capital leases                                1,270                1,037
Long-term debt                                                 74,200               66,521
Deferred income taxes                                           4,907                5,758
Other liabilities                                               3,005                  973
Shareholders' Equity                                           81,978               96,199
------------------------------------------------------------------------------------------
                                                           $  190,476           $  201,543
==========================================================================================


FORWARD-LOOKING STATEMENTS: CERTAIN OF THE ABOVE STATEMENTS CONTAINED HEREIN CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1996. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, BUSINESS CONDITIONS, VOLATILITY OF COMMODITIES MARKETS, ABILITY TO CONTROL OPERATING COSTS, DEVELOPING SUCCESSFUL NEW PRODUCTS AND MAINTAINING EFFECTIVE PRICING AND PROMOTION OF ITS PRODUCTS.